UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

Commission File Number: 1-11008

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0499007
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

200 Carillon Parkway, St. Petersburg, Florida	33716-2325
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (727) 579-5000

N/A

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02e Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 25, 2007, Catalina Marketing Corporation (the “Company”) entered into an Employment Agreement with L. Dick Buell, the Company’s Chief Executive Officer (“CEO”), and a Severance Agreement and a Change of Control Agreement with each of Mr. Buell and Thomas Buehlmann, the Company’s Executive Vice President (each, an “Executive”). Mr. Buehlmann also holds the position of President of Catalina Marketing International under a Service Agreement entered into simultaneously with these other agreements.

L. Dick Buell Employment Agreement

Pursuant to the terms of the Employment Agreement, Mr. Buell will receive base cash compensation at an annual rate of $675,000, to be increased annually at least in an amount equal to the greater of 3.5% or the increase in the Consumer Price Index. Mr. Buell will also be eligible to receive an annual target bonus of 100% of base salary with the opportunity to earn up to 1.5 times his annual target bonus during each year of his agreement. Mr. Buell will be eligible to participate in the Company’s stock compensation and other incentive plans. In addition, the Company will reimburse Mr. Buell for (i) up to $5,000 of costs incurred relating to financial planning and tax preparation expenses, (ii) costs for physical examinations (if not covered by health insurance), and (iii) the reasonable cost of one country club membership. Mr. Buell will also be entitled to participate in the Company’s Post-Retirement Health Care Benefits program.

In addition to the benefits provided pursuant to the Severance Agreement, in the event that Mr. Buell resigns with Good Reason (as that term is defined in the Employment Agreement) he is entitled to receive the same payments and other benefits to which he would be entitled under the Severance Agreement (described below) in the case that he is terminated by the Company other than due to cause, disability or death.

Mr. Buell's Employment Agreement ends on September 30, 2011, unless otherwise terminated prior to that date.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which will be attached as an exhibit to the Company's Annual Report on Form 10-K for the nine month fiscal year ended December 31, 2006 which the Company intends to file in March 2007.

Severance Agreements

The Severance Agreements entered into between the Company and each of Mr. Buell and Mr. Buehlmann provide severance benefits to the Executives if their employment with the Company is terminated under certain conditions. In the event either Executive resigns or is terminated by the Company for cause, as described below and further defined in their respective Severance Agreements, the Company will pay to the resigning or terminated Executive (1) any unpaid base salary, expense reimbursements and vacation days earned before termination of employment, (2) any earned and unpaid balance of any bonus for the fiscal year before the year in which the termination occurred, and (3) other unpaid vested amounts or benefits under the Company's compensation, incentive and benefit plans (collectively, the "Accrued and Unpaid Amounts"). If either Executive's employment is terminated by death or due to disability, such Executive will also be entitled to the Accrued and Unpaid Amounts as well as a prorated bonus based on his "target bonus" for the fiscal year during which termination occurred.

In the event either Executive is terminated by the Company other than due to cause, disability or death, such Executive would be entitled to the Accrued and Unpaid Amounts and, in addition, the Company will pay his base salary for a specified number of weeks (the “Severance Period”), as well as a prorated bonus at the “cut-in” level (currently 50%) for the portion of the fiscal year prior to the date of termination. The Severance Periods for Mr. Buell and Mr. Buehlmann are 78 weeks and 52 weeks, respectively. If the Company achieves the targets established for the purpose of paying target bonuses for the year during which the termination occurred, it will pay to each Executive the difference between the prorated amount of the target bonus and the “cut-in” bonus that such Executive is entitled to receive. During the Severance Period, the Company will also pay for each Executive’s group health insurance premiums. Under their respective Severance Agreements, Mr. Buell and Mr. Buehlmann will also be entitled to career transition assistance services for a period of 12 months.

Pursuant to the terms of each Severance Agreement, the Company will not reduce either Executive’s base salary without his approval. In the event the Company violates this provision, each Executive may resign with good reason and will receive the same severance benefits as if he were discharged for reasons other than for cause.

For purposes of each Severance Agreement and the Change of Control Agreements described below, cause includes, among other things, (i) conviction, guilty plea or plea of no contest to any felony involving moral turpitude or to any action that materially violates any federal or state securities law, (ii) repeated refusal to perform one's duties, (iii) engaging in willful, intentional, reckless, or grossly negligent misconduct which has a material adverse effect on the Company and (iv) taking Company funds or property without authorization or making unauthorized charges against the Company’s accounts.

Each Severance Agreement also contains provisions pursuant to which each Executive, during his employment with the Company and during the Severance Period, promises to refrain from certain activities including (1) disclosing the Company’s confidential information, including information received from third parties, (2) soliciting any of the Company’s employees or consultants to leave the Company or to perform its services for another company, (3) contacting or soliciting the Company’s clients in connection with competitive products or services, or (4) accepting any employment or similar arrangements with the Company’s competitors (the “Post Termination Restrictions”). The Post-Termination Restrictions for Mr. Buell and Mr. Buehlmann have a duration of 18 months and 12 months, respectively.

The Severance Agreements end on October 1, 2011, unless the Executive's employment is terminated prior to that date.

The foregoing description is qualified in its entirety by reference to Mr. Buell's and Mr. Buehlmann's Severance Agreements, which will be attached as exhibits to the Company's Annual Report on Form 10-K for the nine month fiscal year ended December 31, 2006 which the Company intends to file in March 2007.

Thomas Buehlmann Service Agreement

The Service Agreement provides severance benefits similar to those in the Severance Agreement to Mr. Buehlmann if his employment with Catalina Marketing UK Limited is terminated under certain conditions. The Service Agreement differs from the Severance Agreement for Mr. Buehlmann as follows:

•

In the event Mr. Buehlmann is terminated by Catalina Marketing UK Limited other than upon summary notice (i.e. for “cause” and without notice), and other than for disability or death, the Severance Period will be 52 weeks less the duration of a contractual six month notice period, during which he will be paid his base salary under the Service Agreement. As in the Severance Agreement, in the event Mr. Buehlmann resigns or is terminated by Catalina Marketing UK Limited upon summary notice (i.e. for “cause” and without notice), he will receive the Accrued and Unpaid Amounts. If his employment is terminated by death or due to disability he will also be entitled to the Accrued and Unpaid Amounts as well as a prorated bonus based on his “target bonus” for the fiscal year during which termination occurred.

•

The determination of the prorated bonus at the “cut-in” level and the target bonus (described above) will be based on the targets of the Catalina Marketing International business units and the Company.

•

For purposes of the Service Agreement, termination upon summary notice may occur if Mr. Buehlmann, among other things, (i) becomes bankrupt, applies for or has made against him a receiving order under Section 286 Insolvency Act 1986, or has any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; (ii) fails or neglects efficiently and diligently to carry out his duties under the Service Agreement or shall be guilty of any material or persistent breach of any of the terms of the Service Agreement, the Change of Control Agreement, or Catalina’s Code of Business Conduct & Ethics; (iii) shall be guilty of dishonesty, serious misconduct or other conduct calculated or likely, in the opinion of the Company, to affect prejudicially the interests of Catalina Marketing UK Limited or any Group Company, (iv) ceases for whatever reason to be a director of Catalina Marketing UK Limited or any Group Company (without the Board’s written consent), (v) shall be convicted of a criminal offence; or (vi) shall be or become of unsound mind.

•	The Post Termination Restrictions have an eight (8) month duration.

The Service Agreement is for an indefinite term. The provisions regarding the payment of severance benefits terminate on October 1, 2011, unless his employment is terminated prior to that date.

The foregoing description is qualified in its entirety by reference to Mr. Buehlmann's Service Agreement, which will be attached as an exhibit to the Company's Annual Report on Form 10-K for the nine month fiscal year ended December 31, 2006 which the Company intends to file in March 2007.

Change of Control Agreements

Each Change of Control Agreement provides severance benefits to the Executives in the event their employment is terminated by the Company or Catalina Marketing UK Limited (in the case of Mr. Buehlmann) or if the Executives resign for good reason (which includes, among other things, a reduction in base salary or a reduction in their title, position or responsibilities) within two years after a change of control (which includes, among other things, the acquisition by any individual or entity of more than 50% of the total outstanding voting power of the Company). The Executives will also be entitled to severance benefits if their employment is terminated by the Company or Catalina Marketing UK Limited (in the case of Mr. Buehlmann) or if they resign for good reason after a “potential change in control” (which includes, among other things, the Company entering into an agreement that results in a change of control) but before a change of control actually occurs.

The severance benefit for Mr. Buell includes a cash lump-sum payment equal to 2.99 times the sum of (a) his base salary and (b) the higher of (i) the average bonus paid to Mr. Buell during the three fiscal years prior to the change of control or (ii) the bonus paid to him in the year during which the change of control occurred. The severance benefit for Mr. Buehlmann includes a cash lump-sum payment equal to 2.5 times the sum of (a) his base salary (which includes the base salary paid to him by the Company and by Catalina Marketing UK Limited) and (b) the higher of (i) the average bonus paid to Mr. Buehlmann during the three fiscal years prior to the change of control or (ii) the bonus paid to him in the year during which the change of control occurred. In addition, each Executive will receive a cash lump-sum payment equal to the sum of any unpaid incentive compensation that has been earned by him under any bonus or compensation plan. Each Executive will also be entitled to life, disability, accident and health insurance benefits provided to him and his spouse and dependents for two and a half years from the date that he is entitled to receive severance benefits, as well as 12 months of senior executive level career transition assistance.

The Change of Control Agreements terminate on October 1, 2011, and the Company may amend either to extend the termination date.

The foregoing description is qualified in its entirety by reference to Mr. Buell's and Mr. Buehlmann's Change of Control Agreements, which will be attached as exhibits to the Company's Annual Report on Form 10-K for the nine month fiscal year ended December 31, 2006 which the Company intends to file in March 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized and caused the undersigned to sign this report on the registrant's behalf.

January 25, 2007		CATALINA MARKETING CORPORATION
(Registrant)

/s/ Rick P. Frier
	Name:	Rick P. Frier
	Title:	Executive Vice President and Chief Financial Officer
(Authorized officer of Registrant and principal financial and accounting officer)